Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 29, 2025, relating to the financial statements and financial highlights of AltShares Trust comprising AltShares Merger Arbitrage ETF and AltShares Event-Driven ETF, which are included in Form N-CSR for the year ended May 31, 2025, and to the references to our firm under the headings “Other Service Providers”, “Financial Highlights”, Appendix A - Form of Agreement and Plan of Reorganization, Part 3. - Representations and Warranties; Section 3.1 (h), Appendix B - Financial Highlights, and Independent Registered Public Accounting Firm in the Combined Information Statement/Prospectus.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

June 18, 2026